Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

Youbet.com, Inc.
Woodland Hills, California

We hereby consent to the incorporation by reference in this Registration Statement of our report dated February 11, 2004, except for Note 16, which is as of February 19, 2004, relating to the consolidated financial statements of Youbet.com, Inc. appearing in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Los Angeles, California

April 9, 2004